EMPLOYMENT CONTRACT

THIS CONTRACT is made between Howard R. Baer ("Employee"), who is a resident of Arizona and Health Enhancement Products, Inc. ("Company") as follows:

1.

EMPLOYMENT  Company hereby employs Employee, who accepts employment with Company in the position of President on a strictly "at will"  basis, all per the terms of this Contract. Employee agrees to devote all work time and attention to fulfill the duties listed in the job description, diligently and to the best of Employee's ability. Employee agrees to make every effort to promote the Company's interest, subject to the direction and control of the Company, and shall adhere to all lawful Company rules and regulations and directions of superiors.

2.

COMPENSATION  Employee has provided services to the Company for which employee has not yet been compensated, therefore the Company has agreed to issue 150,000 shares of the Company’s common stock registered on Form S-8 with the Securities and Exchange Commission to Employee as compensation for past services.

This compensation is for past services only and does not apply for any future services.  Employee and Company agree to enter into a separate Employment Contract for future services.

3.

TRADE SECRETS  Employee agrees there are certain trade, business, and financial secrets in connection with the business of Company and its affiliates. Employee covenants to not, at any time, directly or  indirectly, during the term of this Agreement or afterwards, divulge to  any party of any character, unless directed by the Board of Directors, any of the information hereafter or previously acquired by Employee about Company or its affiliates, including, but not limited to, trade secrets, customer lists, financial statements, documents, correspondence,  quotes, processes, patents, formulas, intellectual property, research, costs, expenses, or other trade secrets or confidential information of any kind, or any other data which could be used by third parties to the  disadvantage of Company.

4.

MODIFICATION This Contract contains the entire agreement between the parties and may not be modified except in writing signed by both parties.

5.

SEVERABILITY If any portion hereof is declared invalid by rule of court or operation of law, the same shall not invalidate the entire Contract which shall continue in effect as if the invalid portion had never been part hereof.

6.

GOVERNING LAW This Contract shall be governed under the laws of Nevada.

Dated:

February 10, 2004

Employee /s/ Howard R. Baer

Company:  HEALTH ENHANCEMENT PRODUCTS, INC.

By:  /s/  Howard R. Baer

Authorized Signatory